EXHIBIT 2

EXHIBIT A

FORM OF COMPANY VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 23, 2004 (this “Agreement”), between Ariba, Inc., a Delaware corporation (“Parent”), and                      (“Stockholder”), a stockholder of FreeMarkets, Inc., a Delaware corporation (the ”Company”).

W I T N E S S E T H :

WHEREAS, concurrently with the execution of this Agreement, Parent, Fleet Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.01 Transfer of Shares. Except pursuant to (a) the Merger Agreement, (b) the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in effect prior to the date hereof, or (c) a Permitted Family Transfer (as defined below), Stockholder shall not, directly or indirectly, (i) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shares or any interest in such Shares held by Stockholder on the date hereof, (ii) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto, or (iii) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”). “Permitted Family Transfer” shall mean a Transfer of any or all of the Shares to a member of Stockholder’s immediate family or to a trust or other entity created by Stockholder for tax or estate planning purposes; provided, that any such transferee shall agree to assume the obligations of Stockholder hereunder with respect to any Shares so transferred.

SECTION 1.02 Vote in Favor of Merger. During the period commencing on the date hereof and terminating at the Termination Time (as defined in Section 1.04 hereof), Stockholder, solely in Stockholder’s capacity as a Stockholder of the Company and without limiting any action that Stockholder might take as an officer or a director of the Company or as a member of any committee of the Board of Directors of the Company, agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of the Company or any adjournment thereof, and in any action by written consent of the stockholders of the Company, (i) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

SECTION 1.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

SECTION 1.04 Termination. The obligations of Stockholder pursuant to this Agreement, the Proxy, and any other proxy granted in connection herewith shall terminate upon the earlier of (the “Termination Time”) (i) the Effective Time and (ii) the date and time of the termination of the Merger Agreement pursuant to Section 8.01 thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

SECTION 2.01 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of Stockholder and each constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by Stockholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound or affected, (ii) if Stockholder is not a natural person, violate or conflict with the Certificate of Incorporation, Bylaws, trust agreement or other equivalent organizational documents of Stockholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any material breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Parent by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or materially delay the performance by Stockholder of Stockholder’s obligations under this Agreement. Stockholder does not have any arrangement in effect that is binding on Stockholder with respect to the voting or transfer of any Shares. Stockholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

SECTION 2.03 Title to Shares. Except for any Shares that were the subject of a Transfer in compliance with Section 1.01 hereof, Stockholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement. Except for (a) any Shares that were the subject of a Transfer in compliance with Section 1.01 hereof or (b) any additional acquired Shares (as contemplated by Section 4.04 hereof), the shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by Stockholder on the date of this Agreement.

SECTION 2.04 Accuracy of Representations. The representations and warranties of Stockholder contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date, in each case, subject to changes or events permitted by this Agreement or the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Stockholder as follows:

SECTION 3.01 Authorization; Binding Agreement. Parent has all corporate and legal right, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no other proceedings on the part of Parent are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.02 Accuracy of Representations. The representations and warranties of Parent contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date, in each case, subject to changes or events permitted by this Agreement or the Merger Agreement.

ARTICLE IV

COVENANTS OF STOCKHOLDER

SECTION 4.01 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at Parent’s sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

SECTION 4.02 Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy. Stockholder agrees that Stockholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Subject to the terms of Section 1.01 hereof, Stockholder agrees that Stockholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

SECTION 4.03 Disclosure. Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Joint Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which Parent reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

SECTION 4.04 Additional Shares. In the event that Stockholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. If Stockholder acquires additional Shares, Stockholder shall promptly notify Parent in writing of such acquisition.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 5.02 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Merger Agreement or this Agreement.

SECTION 5.03 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by either party hereto without the prior written consent of the other party hereto shall be void.

SECTION 5.04 Fees and Expenses. Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 5.05 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 5.05):

(a)	if to Parent:

Ariba, Inc.
807 11th Avenue
Sunnyvale, CA 94089
Attention: General Counsel
Facsimile No.: (650) 390-1000

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Attention: Brooks Stough and Christopher D. Dillon
Facsimile No.: (650) 321-2800

(b)	If to Stockholder to:

Facsimile No.:

with a copy to:

Morgan, Lewis & Bockius, LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention: Marlee S. Myers
Kimberly A. Taylor
Facsimile No.: (412) 560-7001

SECTION 5.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

SECTION 5.08 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, following any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.08, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 5.09 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 5.09 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 5.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of Parent and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

ARIBA, INC.

By:
Name:
Title:

STOCKHOLDER

Print Name of Stockholder:

Shares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Company Voting Agreement

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Freemarkets, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Ariba, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fleet Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 8.01 thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting (i) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January     , 2004

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy